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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Burlington Resources Inc. (the "Company") on Form S-8 (Registration Nos. 33-22493, 33-25807, 33-26024, as amended in Registration No. 2-97533, 33-33626,
33-46518, 33-53973, 333-02029, 333-32603, 333-40565 and 333-60081) and on Form
S-3 (Registration Nos. 33-54477, 333-24999 and 333-52213) of our report dated January 20, 1999, on our audits of the consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

PricewaterhouseCoopers LLP
February 25, 1999
Houston, Texas